Exhibit 99.1

Sun Hydraulics Reports Second Quarter Sales of $55.8 Million, with $0.45 Earnings per Share
SARASOTA, FLA, August 5, 2013 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter of 2013 as follows:

	June 29, 2013	June 30, 2012	Increase/(Decrease)
Three Months Ended
Net sales	$55.8	$57.0	(2)%
Net income	$11.8	$11.2	5%
Net income per share:
Basic	$0.45	$0.43	5%
Diluted	$0.45	$0.43	5%
Six Months Ended
Net sales	$106.8	$112.3	(5)%
Net income	$21.4	$21.9	(2)%
Net income per share:
Basic	$0.82	$0.85	(4)%
Diluted	$0.82	$0.84	(2)%

“The second quarter was strong with better than expected earnings due to higher revenues and a $0.01 per share gain resulting from the acquisition of WhiteOak Controls,” said Allen Carlson, Sun's President and CEO. "On a year-over-year basis, second quarter sales were off a bit in the Americas, flat in Europe and up slightly in Asia.”
“Our new factory in Sarasota is progressing nicely and we expect to be operational in the third quarter,” Carlson said. “An important part of our value proposition is delivery reliability. The new factory ensures we will continue to offer the industry's best delivery. With the new factory coming online, we are closing our Kansas facility. We started the Kansas operation in 2003 to manufacture both ductile iron and larger aluminum manifolds used in integrated packages. The added space the new factory provides now makes it possible to consolidate these operations in Sarasota.”
“The WhiteOak Controls acquisition is complete and fully integrated into High Country Tek (HCT),” Carlson continued. “Integrated solutions continue to represent the evolution of the cartridge valve industry and these electronic additions to our product portfolio enhance our position in the market place. As HCT and WhiteOak become more fully assimilated under the Sun brand, including representation by our global distribution network, we improve our ability to develop differentiated, integrated solutions for our customers.”
Concluding, Carlson said, “As the outlook indicates, the 3rd quarter should follow our normal seasonal pattern. Global capital goods leading indicators are more positive than negative. Last week's U.S. PMI at 55.4 was encouraging and bodes well for the manufacturing environment and Sun. With our new factory, we have put Sun in position to take full advantage of the next growth cycle. We will continue to offer the industry's best delivery reliability and remain engaged in product and market development activities, while we continue to deliver strong financial results.”
Outlook
Third quarter 2013 revenues are expected to be approximately $49 - 50 million, up approximately 1% from the third quarter of 2012. Earnings per share are estimated to be $0.32 to $0.34 compared to $0.34 in the same period a year ago. The Kansas relocation will cost approximately $0.02 per share, $0.01 of which is included in the third quarter estimate.
Webcast
Sun Hydraulics Corporation will broadcast its 2013 second quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, August 6, 2013. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-481-2844 and using 7529287 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com , and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com , which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com .
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 29, 2013, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 29, 2012. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	June 29, 2013	June 30, 2012
	(unaudited)	(unaudited)
Net sales	$55,788	$57,031
Cost of sales	32,387	34,062
Gross profit	23,401	22,969
Selling, engineering and administrative expenses	6,640	6,505
Operating income	16,761	16,464
Interest income, net	(242)	(294)
Foreign currency transaction gain, net	(29)	(66)
Miscellaneous (income) expense, net	(484)	(39)
Income before income taxes	17,516	16,863
Income tax provision	5,726	5,616
Net income	$11,790	$11,247
Basic net income per common share	$0.45	$0.43
Weighted average basic shares outstanding	26,236	25,937
Diluted net income per common share	$0.45	$0.43
Weighted average diluted shares outstanding	26,236	25,975
Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Six months ended
	June 29, 2013	June 30, 2012
	(unaudited)	(unaudited)
Net sales	$106,848	$112,305
Cost of sales	62,943	67,118
Gross profit	43,905	45,187
Selling, engineering and administrative expenses	13,212	13,459
Operating income	30,693	31,728
Interest income, net	(438)	(635)
Foreign currency transaction gain, net	(149)	(77)
Miscellaneous (income) expense, net	(390)	(164)
Income before income taxes	31,670	32,604
Income tax provision	10,305	10,734
Net income	$21,365	$21,870
Basic net income per common share	$0.82	$0.85
Weighted average basic shares outstanding	26,185	25,861
Diluted net income per common share	$0.82	$0.84
Weighted average diluted shares outstanding	26,185	25,905
Dividends declared per share	$0.270	$0.300

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29, 2013	December 29, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,686	$34,478
Restricted cash	308	329
Accounts receivable, net of allowance for doubtful accounts of $95 and $124	20,536	13,754
Inventories	12,441	12,559
Income taxes receivable	—	728
Deferred income taxes	429	248
Short-term investments	36,815	37,700
Other current assets	3,326	2,649
Total current assets	115,541	102,445
Property, plant and equipment, net	70,555	64,672
Goodwill	5,082	4,472
Other assets	3,803	3,532
Total assets	$194,981	$175,121
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,470	$4,606
Accrued expenses and other liabilities	5,478	7,641
Income taxes payable	1,430	—
Dividends payable	2,362	—
Total current liabilities	14,740	12,247
Deferred income taxes	7,397	7,230
Other noncurrent liabilities	370	371
Total liabilities	22,507	19,848
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 40,000,000 shares authorized, par value $0.001, 26,239,642 and 26,094,580 shares outstanding	26	26
Capital in excess of par value	63,064	57,402
Retained earnings	111,535	97,242
Accumulated other comprehensive income (loss)	(2,151)	603
Total shareholders’ equity	172,474	155,273
Total liabilities and shareholders’ equity	$194,981	$175,121

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Six months ended
	June 29, 2013	June 30, 2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$21,365	$21,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,565	3,576
(Gain)Loss on disposal of assets	15	(21)
Gain on investment in business	(528)	—
Unrealized foreign exchange gain	—	15
Provision for deferred income taxes	(14)	1
Allowance for doubtful accounts	(29)	(15)
Stock-based compensation expense	1,416	1,157
(Increase) decrease in:
Accounts receivable	(6,740)	(5,442)
Inventories	186	(890)
Income taxes receivable	728	120
Other current assets	(677)	(356)
Other assets	258	181
Increase (decrease) in:
Accounts payable	864	403
Accrued expenses and other liabilities	1,617	2,834
Income taxes payable	1,430	342
Other noncurrent liabilities	(1)	25
Net cash provided by operating activities	23,455	23,800
Cash flows from investing activities:
Investment in business, net of cash acquired	(923)	—
Capital expenditures	(9,518)	(4,752)
Proceeds from dispositions of equipment	—	21
Purchases of short-term investments	(11,888)	(12,251)
Proceeds from sale of short-term investments	11,744	3,130
Net cash used in investing activities	(10,585)	(13,852)
Cash flows from financing activities:
Proceeds from stock issued	466	333
Dividends to shareholders	(4,710)	(7,769)
Change in restricted cash	21	2
Net cash used in financing activities	(4,223)	(7,434)
Effect of exchange rate changes on cash and cash equivalents	(1,439)	(311)
Net increase (decrease) in cash and cash equivalents	7,208	2,203
Cash and cash equivalents, beginning of period	34,478	51,262
Cash and cash equivalents, end of period	$41,686	$53,465
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$8,161	$10,272
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,486	$4,407
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$294	$930

Contact:
Richard K. Arter
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200